Exhibit 99.1

Vermillion Sharpens Focus and Streamlines Operations in 2012

AUSTIN, Texas — January 4, 2012 — Vermillion, Inc. (NASDAQ: VRML), a molecular diagnostics company focusing on cancer and cardiology, announced a plan to streamline its organization and extend its cash runway.

Vermillion’s management and Board of Directors have reviewed the company’s first complete year of commercialization progress and put in place a plan aimed to leverage the milestones achieved in 2011.

With approximately $22.5 million in cash as of December 31, 2011, the company has commenced a restructuring program to reduce headcount and other expenses. The company intends to reduce cash-based operating expenses to approximately $12 millionin 2012. Cash utilization will likely range between $3-4 million in the first quarter of 2012 as the company concludes remaining claim activities related to its emergence from Chapter 11.

1.

Operating activities in 2012 will concentrate on supporting Quest’s OVA1®commercialization. This will involve building market awareness for OVA1, expanding payer coverage, supporting Quest’s reimbursement activities, and growing test volumes.

2.

Product development activities will focus on advancing OVA2™, a next generation test for ovarian cancer, and VASCLIR® for the diagnosis of peripheral artery disease which will involve publication support for the positive results achieved in the VASCLIR intended use study, as well as further development of the company’s IP portfolio.

3.	The company has begun to explore partnerships for its product pipeline, with the goal of accelerating development and bringing additional resources to the commercial effort.

“Given the short-term challenges in both our business and the industry, the company will sharpen its operational focus resulting in an extended runway,” said Gail Page, Vermillion’s chief executive officer.”The company will place greater focus and priority on those activities that it can deliver upon and explore partnerships which can accelerate the development and commercialization of the oncology and cardiovascular programs.”

About Vermillion

Vermillion, Inc. (NASDAQ: VRML) is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its well-known scientific collaborators, has diagnostic programs in oncology, hematology, cardiology and women’s health. Additional information about Vermillion can be found at www.vermillion.com.

Forward-Looking Statement

Certain matters discussed in this press release contain forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty as to Vermillion’s ability to protect and promote its proprietary technology; (2) Vermillion’s lack of a lengthy track record successfully developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payors such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion will successfully license or otherwise successfully partner with third parties to commercialize its future products; (6) uncertainty whether the trading in Vermillion’s stock will become significantly less liquid; and (7) other factors that might be described from time to time in Vermillion’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of this report, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion’s expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

Investor Relations:

Liolios Group, Inc.

Ron Both

Tel 949-574-3860

info@liolios.com